United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 18, 2012

Commission File No.	Exact Name of Registrant as Specified in its Charter and Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification Number
1-16681	The Laclede Group, Inc. 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504
1-1822	Laclede Gas Company 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	43-0368139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)        On September 18, 2012, The Laclede Group, Inc. (the “Company”) announced that its Board of Directors named Steve Lindsey, age 46, as Executive Vice President and Chief Operating Officer of Distribution Operations of the Company and as President of Laclede Gas Company effective October 1, 2012.  Mr. Lindsey has been Senior Vice President, Southern Operations of AGL Resources, Inc. and President of its Atlanta Gas Light, Chattanooga Gas and Florida City Gas subsidiaries since December 2011.  He served as vice president and general manager for Atlanta Gas Light and Chattanooga Gas from 2005 to 2011.  There are no related party transactions involving Mr. Lindsey nor any family relationships between him and any existing director or officer of the Company.  There is no plan, contract or arrangement pursuant to which he has been named an executive officer of the Company.  Effective October 1, 2012, Suzanne Sitherwood, Chief Executive Officer and President of the Company, will relinquish her title as President of Laclede Gas Company.

(e)        Mr. Lindsey’s annual base salary shall be $300,000, with a sign on bonus of $110,000 payable within 30 days of employment.  This sign on bonus is subject to recoupment if Mr. Lindsey is terminated for cause within the first 18 months of employment.  He will participate in the Company’s Annual Incentive Plan with target and maximum awards of 60% and 90% of base salary, respectively.

Mr. Lindsey will participate in the Company’s 2006 Equity Incentive Plan and will receive on October 1, 2012 the following restricted stock unit grants:

•	3,899 units, 50% of which vest after one year of service, and 25% of which vest after each of the second and third year of service, and

•
 5,847 units at target (8,770 at high performance) which vest after two years of employment and satisfaction of certain performance metrics.  The performance metrics are similar to those for grants made to other executives in December 2011 with a performance period that runs through fiscal year 2014.

These awards vest automatically at 100% after a change in control, or, in the absence of a change in control, if Mr. Lindsey is terminated without cause or resigns for good reason after April 1, 2013.

    The Company and Mr. Lindsey entered into a severance benefit agreement effective October 1, 2012, which expires October 1, 2015 and addresses benefits payable with or without a change in control upon his termination without cause or upon his resignation for good reason, each such case referred to as a “qualifying termination.”  If a qualifying termination occurs without a change in control, Mr. Lindsey is entitled to payment of an amount equal to one times his annual base salary, payable in bi-weekly installments over a twelve-month period, and a lump sum payment equal to the target amount for the Annual Incentive Plan performance award for the fiscal year in which the qualifying termination occurs, as well as continued medical, dental and vision benefits for a period of up to 18 months from the date of the qualifying termination.  If a qualifying termination occurs after a change in control, he is entitled to payment of an amount equal to a non-discounted lump sum, equal to two times “average annual compensation,” as such term is referred to in Treasury Regulation Section 1.280G-1 Question and Answer 34 and such other guidance promulgated under Section 280G of the Internal Revenue Code of 1986, as amended, paid for the five-year period (or if employed by the Company for less than five years, such shorter period) immediately preceding such qualifying termination; plus an amount equal to the target amount for the Annual Incentive Plan performance award for the fiscal year in which the qualifying termination occurs, with such amount to be paid in a lump sum; plus continued medical, dental and vision benefits for a period of up to 18 months from the date of the qualifying termination.  The severance benefits agreement contains confidentiality, non-disparagement, non-competition, and non-solicitation requirements.

The benefits under the severance benefits agreement are in lieu of participation in and benefits under the Management Continuity Protection Plan from October 1, 2012 through September 30, 2015.  Mr. Lindsey will also participate in any other plan or program provided by the Company for which he may qualify and will be entitled to receive any benefits payable in accordance with the terms of such plan or program, including, after the severance benefits agreement expires, the Management Continuity Protection Plan.

Item 7.01 Regulation FD Disclosure

The Company issued a press release announcing the appointment, a copy of which is attached.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press release dated September 18, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.
Date: September 18, 2012	By:	/s/S. Sitherwood
S. Sitherwood President and Chief Executive Officer

LACLEDE GAS COMPANY
Date: September 18, 2012	By:	/s/ S. Sitherwood
S. Sitherwood Chairman of the Board, President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release dated September 18, 2012.